UNITED STATES               OMB APPROVAL
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                       SECURITIES AND EXCHANGE COMMISSION   OMB NUMBER 3235-0058
                             WASHINGTON, D.C. 20549      Expires: March 31, 2006
                                                        Estimated average burden
                                   Form 12b-25          Hours per resonse...2.50
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                           NOTIFICATION OF LATE FILING      SEC FILE NUMBER

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                                                             CUSIP NUMBER

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(Check One): | |Form 10-K | |Form 20-F | |Form 11-K |X|Form 10-Q | |Form N-SAR

              For Period Ended:    January 31, 2004
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              [      ] Transition Report on Form 10-K
              [      ] Transition Report on Form 20-F
              [      ] Transition Report on Form 11-K
              [      ] Transition Report on Form 10-Q
              [      ] Transition Report on Form N-SAR

For the Transition Period Ended: _______________________________________________

 Read Instructions (on back page) Before Preparing Form. Please Print or Type.


   Nothing in this form shall be construed to imply that the Commissions has verified any information contained herein.


If the notification relates to a portion of the filing checked above, identify the item (s) to which the notification relates:

PART I - REGISTRANT INFORMATION

Superclick, Inc.
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Full Name of Registrant

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Former Name if Applicable

23332 Mill Creek Drive, Suite 230
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Address of Principal Executive Office (Street and Number)

Laguna Hills, CA 92653
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City, State and Zip Code

PART II - Rules 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

     (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

  X (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, l l-K, or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, l l-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period, (Attach Extra Sheets if Needed)

     Due to one-time administrative issues related to recent acquisition, the registrant requires additional time to aggregate its financial statements for the quarter ended January 31, 2004 to file its Form 10-Q for the period.

PART IV - OTHER INFORMATION

(l) Name and telephone number of person to contact in regard to this notification

     Todd M. Pitcher                        858              518-1387
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          (Name)                         (Area Code)    (Telephone Number)

(2) Have all other periodic reports required under Section 13 or l5(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes a |_| No

(3) If it is anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statement to be included in the subject report or portion thereof? |X| Yes |_| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate
of the results cannot be made. [ ] Yes    [X]    No

                                Superclick, inc.
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                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 12, 2004                 By    /s/  Todd M. Pitcher
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INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


                                    ATTENTION

Intentional misstatements or omissions of fact constitute Federal Criminal Violations (See 18 U. S. C. 1001).